Exhibit 99.1

News Release

Uranium Resources Strengthens Balance Sheet and
Reports Full Year 2013 Results and Milestones

Denver, CO, March 26, 2014 — Over the course of 2013 and through the first quarter of 2014, Uranium Resources, Inc. (NASDAQ: URRE) strengthened its balance sheet and recapitalized the Company. URRE is now positioned for a restart of production in South Texas upon sustained improvement in the uranium market.

Commenting on the Company’s progress, President and Chief Executive Officer Christopher Jones said, “2013 was a year of restructuring. The URRE team made significant strides in the past year to improve our financial, operational and general administrative position. We are now ready for a decision to restart production in South Texas when we see a stronger uranium market. We reduced the cash burn rate and strengthened the balance sheet for our Company to be funded well into 2015. I commend our operations team for achieving an excellent safety record of three years without a recordable incident and for completing the pond restoration project at Kingsville Dome.”

Looking ahead, Mr. Jones continued, “2014 is the year of optimizing the technical and operational components of our projects. In that regard, we are on track to complete three Technical Reports, all in New Mexico and compliant under Canada National Instrument 43-101, for the Cebolleta and Roca Honda projects by mid-2014 and for the Churchrock project by the end of 2014. These Technical Reports are being prepared jointly by our staff and independent Qualified Persons.”

2013 and YTD 2014 Milestones

•                  Improved working capital: Cash and equivalents were $11.2 million at March 1, 2014 compared with $1.1 million at December 31, 2013.

•                  Reduced cash burn rate: URRE reduced its cash burn rate by 13% to $14.9 million for the full year 2013 compared with $17.2 million in 2012 for general and administrative, operating and mineral property expenses.

•                  Reinforced financial position: The Company has strengthened its balance sheet.

•                  Net proceeds of $20.0 million were raised through sales of 3.96 million shares in a registered direct offering, approximately 0.5 million shares through the Company’s at-the-market-program, and approximately 3.5 million shares through a shareholder rights offering. (In the 1Q 2013, $5.0 million was used to retire a loan.)

•                  The Company secured a senior convertible loan facility for up to $15.0 million from its largest shareholder Resource Capital Fund V L.P. in November 2013, which was approved by shareholders in January 2014. The first tranche of $5 million has been drawn.

•                  As a result of implementing new reclamation surety bonds, which required a lower cash collateral, $5.4 million in restricted cash was released back to the Company.

•                  Strengthened leadership: The Company augmented its management and Board of Directors leadership with the additions of:

•                  Mr. Jones, the former CEO of Wildcat Silver, as President, CEO and Director, in April 2013,

•                  Jeffrey Vigil, the former CFO of Energy Fuels, as Chief Financial Officer and Vice President of Finance, in June 2013,

•                  Dain McCoig was promoted to Vice President, South Texas Operations in January 2013.

•                  Two new independent directors, Mark Wheatley, the former CEO of a uranium developer, in January 2013; and Tracy Stevenson, who served in various finance and business management roles at Rio Tinto, in December 2013. Mr. Stevenson replaced John Pfahl who moved to Australia to pursue other business opportunities.

•                  Re-prioritized projects: The pipeline of projects for the Company was re-prioritized to position for a return to production.

•                  The near-term focus is on the potential resumption of in-situ recovery (ISR) production at the Rosita project in South Texas.

•                  The mid-term focus is on advancing the Churchrock project in New Mexico after the Navajo Nation Council Resources and Development Committee acknowledged the Company’s right-of-way and surface use.

•                  Improved uranium supply contract: The Company amended and replaced its uranium supply sales contract with ITOCHU International Inc. in July 2013, under which Itochu is required to purchase one-half of all production from URRE’s South Texas operations up to 3.0 million pounds.

•                  Completed restoration work: Restoration of the Kingsville Dome ponds was completed in January 2014. Total expenditures were approximately $4.5 million, of which $2.0 million was spent in 2013 and approximately $0.2 million in final expenses will be recorded in the 1Q 2014. The completion of this project significantly reduces URRE’s operating expenses for 2014.

•                  Achieved safety milestone: Company employees have surpassed three years without a recordable safety incident or lost time incident. At the end of 2013, employees had worked safely for 262,249 hours.

Financial Overview

Cash and equivalents were $11.2 million at March 1, 2014 compared with $1.1 million at December 31, 2013.

Table 1: Financial & Capital Summary

($ and shares in 000, except per share &
uranium price)	2013	2012	Variance
Cash and cash equivalents	1,117	4,665	-76.1%
Current assets	1,803	5,373	-66.4%
Current liabilities	3,029	9,130	-66.8%
Working capital	(1,226)	(3,757)	-67.4%
Long-term debt (convertible debt facility)(1)	3,000	—	n.a.
Total shareholders’ equity	25,243	36,169	-30.2%
Cash used in operations	(15,339)	(18,601)	-17.5%

Operating and mineral property expenses	5,215	6,794	-23.2%
General and administrative	9,707	10,399	-6.7%
Interest expense	(408)	(51)	700.0%
Net loss	(20,294)	(19,361)	4.8%
Net loss per share	(1.06)	(1.58)	-32.9%

Avg. weighted shares outstanding	19,191	12,237	56.8%
Uranium average spot price	39.00	49.00	-20.4%

(1)         The convertible debt facility is recorded under long-term liabilities on the Balance Sheet at December 31, 2013 as a derivative liability at a fair value of $2.2 million and convertible debentures’ residual value of $1.0 million. Please refer to Note 6 of the Form 10-K for 2013.

Net loss per diluted share decreased to $1.06 in 2013 from $1.58 in 2012. Net loss of $20.3 million in 2013 was higher than the net loss of $19.4 million in 2012 due primarily to a $2.4 million increase in impairment charges and higher interest expense and amortization, partially offset by a decrease of $1.7 million in mineral property expenses and $0.7 million lower general and administrative expenses. A 12% decline in the long-term uranium price impacted the carrying value of the Company’s long-lived assets leading to write downs primarily for mineral properties in Texas and New Mexico. Write downs totaling $4.1 million were recorded in 2013.

During 2013, the Company closed several offices, rationalized land management to trim land fees, consolidated management functions and records to the new corporate office in Centennial,  Colorado and reduced legal fees to decrease the ongoing cash burn rate.

Lower general and administrative expenditures in 2013 against 2012 were partially offset by one-time accounting and legal costs associated with the financial restatement completed in 4Q 2013 and the upgrade to the Microsoft Great Plains accounting enterprise software platform. The new accounting software enables the Company to better manage cost controls, accounting procedures and reporting mechanisms under the Sarbanes-Oxley Act of 2002.

In 4Q 2013, the Company filed a restatement of its historical financial results to expense certain costs that were previously capitalized for the years ended December 31, 2010, 2011 and 2012 and the quarters therein. The restatement did not impact the Company’s cash position, financing agreements or progress on operating plans.

In January 2013, the Company’s shareholders approved a 10-for-1 reverse stock split that enabled URRE to satisfy the NASDAQ’s minimum bid price requirement and maintain its stock listing on the NASDAQ.

Operations Overview

At the Kingsville Dome and Vasquez properties in South Texas, well field stabilization efforts advanced substantially, with continued monitoring of results.

In view of the protracted weak uranium market, which many analysts expect will rebound, the Company re-prioritized its asset base into near-term, mid-term and long-term path to production over time.

In the near-term, the Company is focused on positioning its South Texas operations for a decision to restart production within months when uranium prices recover for a sustained period of time.

Over the mid-term of the next several years, the Company is planning for the start-up of the Churchrock Section 8 ISR project in New Mexico. Following the acknowledgment of the Company’s access by the Navajo Nation Council Resources and Development Committee, a subcommittee was formed of representatives from the Navajo Nation and the Company to consider the terms of an agreement that would result in mutual gains for both the Navajo Nation and the Company. The Company cannot predict the time period to reach an agreement with the Navajo Nation.

2013 Uranium Market Commentary

In 2013, the average spot price of uranium is estimated at $39.00 per pound compared with $49.00 per pound in 2012 and $62.00 five years ago in 2008. In 2013, the spot price of uranium reached a high of $44.00 per pound in January and dropped to a low of $34.00 per pound in September. The year end 2013 spot price was $34.50 per pound. As of March 7, 2014, the spot price was $35.10 per pound and the long-term contract price was $50.00 per pound.

Many analysts are calling for recovering uranium prices over the mid-term as uranium market fundamentals for supply and demand improve. Primary supply or production has tightened from production cuts and new projects being deferred. Furthermore, secondary supply inventories have been drawn down and the Highly Enriched Uranium Agreement between the United States and Russia recycling nuclear warheads for power generation expired at the end of 2013. Demand for uranium is expected to improve over the mid-term from an increase of nuclear power generation in China and gradual restarting of Japan’s idled 48 reactors.

Strategy and 2014 Outlook

URRE’s strategy is to build value for shareholders by advancing its projects towards production when uranium markets improve, while prudently managing the Company’s cash and liquidity position for financial flexibility. The Company continues to monitor the uranium market closely, balancing expected readiness to fast track resumption of production, subject to improved uranium prices and project financing, with cash conservation, and adjusting near-term, mid-term and long-term project priorities in accordance with market conditions.

During 2014, the Company expects to:

•                  Generate NI 43-101 compliant technical reports for the Cebolleta and Roca Honda projects by mid-2014 and the Churchrock project by the end of 2014,

•                  Evaluate and prioritize other projects for NI 43-101 compliant technical reports,

•                  Reduce cash burn rate to under $1.0 million per month,

•                  Make meaningful progress with the Navajo Nation Council subcommittee in advancing the Churchrock ISR project and

•                  Pursue additions of quality reserves within an economic haulage distance for processing at the Company’s two facilities in South Texas, as well as opportunistic, value-accretive acquisitions and/or operating/processing agreements.

Conference Call/Webcast Details

The Company is hosting a conference call and webcast to discuss its full year 2013 financial results and recent developments today, March 26, 2014, at 11:00 a.m. Eastern time (9:00 a.m. Mountain). The conference call and presentation are also available via a live webcast through the Company’s website, www.uraniumresources.com.

Dial-in Numbers:	+1 (800) 319-4610 (U.S. and Canada)

+1 (604) 638-5340 (International)

Conference ID:	Uranium Resources Conference Call

A replay of the call will be available on the Company’s website through Wednesday, April 16, 2014.

Replay Numbers:	+1 (800) 319-6413 (U.S. and Canada)

+1 (604) 638-9010 (International)

Code:	1426 Followed by the # sign.

About Uranium Resources

Uranium Resources, Inc. was incorporated in 1977 to explore, develop and recover uranium. Uranium Resources controls minerals rights encompassing approximately 206,900 acres in the prolific Grants Mineral Belt in New Mexico, which holds one of the largest known accumulation of sandstone-hosted uranium deposits in the world. The Company has two licensed processing facilities and properties in Texas, and an NRC license to recover up to three million pounds of uranium per year using the in situ recovery (ISR) process at certain properties in New Mexico. The Company acquired these properties over the past 25 years, along with an extensive uranium information database of historic drill hole logs, assay certificates, maps and technical reports for the Western United States.

Cautionary Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the timing or occurrence of production at the Company’s properties, future improvements in the price of uranium, the adequacy of funding for the Company through 2015, expected reductions in the Company’s burn rate, the ability of the Company to optimize technical and operational components, the completion of technical reports for the Company’s New Mexico properties, any agreement or progress with the Navajo Nation Council subcommittee in advancing the Churchrock ISR project, additions of reserves or acquisitions, and the Company’s mineralized material are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the Company’s ability to raise additional capital in the future, spot price and long-term contract price of uranium, the outcome of negotiations with the Navajo Nation, the Company’s ability to reach agreements with current royalty holders, operating conditions at the Company’s projects, government and tribal regulation of the uranium industry and the nuclear power industry, world-wide uranium supply and demand, maintaining sufficient financial assurance in the form of sufficiently collateralized surety instruments, unanticipated geological, processing, regulatory and legal or other problems the Company may encounter, and other factors which are more fully described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Contact:

Wendy Yang

Investor Relations

(303) 681-7222

info@uraniumresources.com

www.uraniumresources.com

APPENDIX tables follow.

Appendix Table 1: Consolidated Balance Sheets

	December 31,	December 31,
	2013	2012
		(Restated)
ASSETS

Current Assets:
Cash and cash equivalents	$1,117,303	$4,664,596
Prepaid and other current assets	685,678	708,228
Total Current Assets	1,802,981	5,372,824

Property, plant and equipment, at cost:
Property, plant and equipment	96,407,310	100,058,667
Less accumulated depreciation, depletion and impairment	(65,566,411)	(65,318,921)
Net property, plant and equipment	30,840,899	34,739,746

Certificates of deposit, restricted	4,010,937	9,491,865
Total Assets	$36,654,817	$49,604,435

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,243,169	$1,331,888
Accrued liabilities	1,775,491	1,525,726
Note payable	—	5,000,000
Current portion of asset retirement obligations	—	1,160,378
Current portion of capital leases	10,543	112,140
Total Current Liabilities	3,029,203	9,130,132

Asset retirement obligations	3,833,608	3,337,679
Derivative liability - convertible debenture	2,169,408	—
Convertible debenture	1,024,715	—
Other long-term liabilities and deferred credits	1,350,000	950,000
Long-term capital leases, less current portion	4,495	17,582
Total Liabilities	11,411,429	13,435,393
Commitments and contingencies
Shareholders’ Equity:
Common stock, 200,000,000 shares authorized, $.001 par value; 19,820,258 and 16,150,163 shares issued and outstanding, respectively	19,824	16,154
Paid-in capital	216,703,028	207,338,549
Accumulated deficit	(191,470,046)	(171,176,243)
Less: Treasury stock (3,813 shares), at cost	(9,418)	(9,418)
Total Shareholders’ Equity	25,243,388	36,169,042

Total Liabilities and Shareholders’ Equity	$36,654,817	$49,604,435

Appendix Table 2: Consolidated Statements of Operations

	Year Ended December 31,
	2013	2012
		(Restated)
Revenues:	$—	$—

Cost of uranium sales:
Operating expenses	2,692,780	2,564,827
Mineral property expenses	2,522,050	4,229,338
Accretion/amortization of asset retirement obligations	389,740	85,181
Depreciation and depletion	299,437	396,246
Impairment of uranium properties	4,094,612	1,737,359
Total cost of uranium sales	9,998,619	9,012,951

Loss from operations before corporate expenses	(9,998,619)	(9,012,951)
Corporate expenses:
General and administrative	9,707,217	10,399,084
Depreciation	148,490	160,747
Total corporate expenses	9,855,707	10,559,831

Loss from operations	(19,854,326)	(19,572,782)

Other income and expense:
Change in fair value of derivative liability	(107,614)	—
Interest expense	(408,062)	(50,880)
Interest and other income, net	76,199	262,809
Net loss	$(20,293,803)	$(19,360,853)

Basic and diluted net loss per common share	$(1.06)	$(1.58)

Basic and diluted average weighted shares outstanding	19,191,056	12,237,349

Appendix Table 3: Consolidated Statements of Cash Flow

	Year Ended December 31,
	2013	2012
		(Restated)
Operating activities:
Net loss	$(20,293,803)	$(19,360,853)
Reconciliation of net loss to cash used in operations:
Accretion/amortization of asset retirement obligations	389,740	85,181
Amortization of debt discount and interest accrual	86,509	—
Change in fair value of derivative liability	107,614	—
Decrease in restoration and reclamation accrual	(1,638,214)	(1,767,289)
Depreciation and depletion	447,927	556,993
Impairment of uranium properties	4,094,612	1,737,359
Stock compensation expense	381,385	427,292
Other non-cash items, net	113,919	73,932
Effect of changes in operating working capital items:
(Increase) decrease in receivables	229,223	(148,465)
Increase in prepaid and other current assets	(206,673)	(88,578)
Increase (decrease) in payables, accrued liabilities and deferred credits	948,379	(116,223)
Net cash used in operating activities	(15,339,382)	(18,600,651)

Cash flows from investing activities:
Decrease in certificates of deposit, restricted	5,480,928	161,834
Additions to uranium properties	(173,588)	(1,278,745)
Acquisition of Neutron Energy, Inc.	—	(3,677,133)
Net cash provided by (used in) investing activities	5,307,340	(4,794,044)

Cash flows from financing activities:
Proceeds from notes payable	—	5,000,000
Proceeds from convertible debt	3,000,000	—
Payments on borrowings	(114,684)	(95,664)
Issuance of common stock, net	3,599,433	20,264,692
Net cash provided by financing activities	6,484,749	25,169,028

Net increase (decrease) in cash and cash equivalents	(3,547,293)	1,774,333
Cash and cash equivalents, beginning of year	4,664,596	2,890,263
Cash and cash equivalents, end of year	$1,117,303	$4,664,596

Cash paid during the year for:
Interest	$11,230	$14,100
Non-cash transactions:
Common stock issued to acquire Neutron Energy, Inc.	$—	$16,577,000
Common stock issued for repayment of loan	$5,000,000	$—
Common stock issued for repayment of interest	$95,833	$—
Common stock issued for services	$291,500	$—
Common stock issued for loan origination fees	$—	$160,000
Capital lease additions	$—	$106,200
Restricted stock issued for services	$47	$39